Exhibit 14.1

NOCERA, INC. CODE OF CONDUCT

I. Covered Persons and Purpose

This Code of Conduct (this “Code”) for Nocera, Inc., a Nevada corporation (the “Corporation”), applies to the Corporation’s directors, officers, and employees (collectively, the “Covered Persons”) to:

•	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	promote full, fair, accurate, timely, and understandable disclosure in reports and documents that the Corporation files with, or submits to, the Securities and Exchange Commission (the “SEC”) and the Nasdaq Capital Market (“Nasdaq”) and in other public communications made by the Corporation;

•	promote compliance with applicable laws and governmental rules and regulations;

•	promote the prompt internal reporting of violations of this Code to an appropriate person or persons identified in this Code; and

•	enforce accountability for adherence to this Code.

Each Covered Person should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest. This Code is intended to comply with the requirements of SEC Regulation S-K, Item 406 as well as SEC Rule 10A-3(b)(3) and Nasdaq Listing Rule 5610 and any rules and regulations promulgated by the SEC and Nasdaq.

II. Compliance with Law

The Corporation requires that all Covered Persons strictly adhere to all applicable local, state, and federal laws. If a Covered Person has questions about what laws we are subject to, or about how to comply with certain laws, it is important that such Covered Person shall alert an officer of the Corporation regarding such question. The Corporation relies on Covered Persons not only to act ethically, but also to assist fellow Covered Persons in following the law.

When appropriate, the Corporation will provide information and training to promote compliance with laws, rules, and regulations, including insider-trading laws.

III. Conflicts of Interest

The Corporation’s Covered Persons are expected to make or participate in business decisions and actions based on the best interests of the Corporation as a whole, and not based on personal relationships or personal gain. A “conflict of interest” exists when a person’s private interest interferes in any way with the interest of the Corporation, or even when a private interest creates an appearance of impropriety. A conflict situation can arise when Covered Persons have interests that make it difficult for Covered Persons to perform their work objectively, or when a Covered Person receives improper personal benefits as a result of his or her position with the Corporation.

•	It is almost always a conflict of interest for a Covered Person to work simultaneously for a competitor, customer, or supplier.

•	It is also almost always a conflict of interest for a full-time Corporation employee to have a second job elsewhere, whether or not with a competitor, customer, or supplier unless such employee has notified the president of Corporation of the second job, and the president approves.

Code of Conduct

Covered Persons should avoid any relationship that would cause a conflict of interest with their duties and responsibilities at the Corporation. All Covered Persons are expected to disclose to management any situations that may involve inappropriate or improper conflicts of interests affecting them personally or affecting other Covered Persons.

Members of the Corporation’s Board of Directors (the “Board”) have a special responsibility to the Corporation and the stockholders. To avoid conflicts of interest, directors are required to disclose to their fellow directors any personal interest they may have in a transaction being considered by the Board and, when appropriate, to recuse themselves from any decision involving a conflict of interest. Unless and until such responsibility is delegated to a committee of the Board, the Board as a whole is charged with reviewing and approving all related party transactions and potential conflict of interest situations. Waivers of a conflict of interest or this Code involving executive officers and directors require approval by the Board. Any such waiver will be disclosed within four (4) business days, along with the reasons for the waiver, through the filing of a Form 8-K.

Each Covered Person must not:

•	use his personal influence or personal relationships improperly to influence decisions or financial reporting by the Corporation whereby the Covered Person would benefit personally to the detriment of the Corporation;

•	cause the Corporation to take action, or fail to take action, for the individual personal benefit of the Covered Person rather than for the benefit of the Corporation; or

•	use material non-public knowledge to trade personally, or cause others to trade personally, in contemplation of the market effect of such non-public knowledge.

Covered Persons should be aware that conflicts are also likely to exist where a member of his or her family engages in an act or has a relationship that would present a conflict for such Covered Person.

Any discovery of a potential or existing conflict of interest should be immediately disclosed to management.

IV. Disclosure and Compliance

Each Covered Person:

•	should be familiar with the disclosure requirements generally applicable to the Corporation;

•	should not knowingly misrepresent, or cause others to misrepresent, facts about the Corporation to others, whether within or outside the Corporation, including to the Corporation’s directors and auditors, and to governmental regulators, and self-regulatory organizations;

•	should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Corporation and the Corporation’s investment adviser or sub-adviser with the goal of promoting full, fair, accurate, timely, and understandable disclosure in the reports and documents the Corporation files with, or submits to, the SEC or Nasdaq and in other public communications made by the Corporation; and

•	has the responsibility to promote compliance with the standards and restrictions imposed by applicable laws, rules, and regulations.

Each Covered Person must:

•	upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Person), affirm in writing to the Board that he or she has received, read, and understands this Code;

•	annually thereafter affirm in writing to the Board that he or she has complied with the requirements of this Code;

Code of Conduct

•	not retaliate against any of the Corporation’s or its Service Providers’ employees or any other Covered Person or their affiliated persons for reports of potential violations of this Code that are made in good faith;

•	notify the Audit Committee promptly if he or she knows or learns of any violation of this Code, and failure to do so is itself a violation of this Code; and

•	report promptly any change in his or her affiliations.

The Audit Committee of the Board (the “Audit Committee”) is responsible for granting waivers and determining sanctions, as appropriate, provided that any approvals, interpretations, or waivers sought by the Corporation’s principal executive officers or directors will be considered by the Board.

The Corporation will follow these procedures in investigating and enforcing this Code:

•	the Audit Committee will take any action it considers appropriate to investigate any actual or potential violations reported to it;

•	if, after such investigation, the Audit Committee believes that no violation has occurred, the Audit Committee shall meet with or contact the person reporting the violation for the purposes of informing such person of the reason for not taking action;

•	any matter that the Audit Committee concludes is a violation will be reported to the Board. If the Audit Committee concludes that a violation has occurred, it will inform and make a recommendation to the full Board, which will consider appropriate action, which may include review of, and appropriate modifications to: applicable policies and procedures; notification to appropriate personnel, Covered Person, or a third party; a recommendation to a third party to dismiss the Covered Person; or dismissal of the Covered Person as an officer of the Corporation;

•	the Audit Committee will be responsible for granting waivers, as appropriate; and

•	any changes to, or waivers of, this Code will, to the extent required, be disclosed as provided by SEC rules.

The Audit Committee, in determining whether waivers should be granted and whether violations have occurred, and the Board, in rendering decisions and interpretations and in conducting investigations of potential violations under this Code, may, at their discretion, consult with such other persons as they may determine to be appropriate, including a senior legal officer of the Corporation or its investment adviser, counsel to the Corporation, independent auditors, or other consultants, subject to any requirement to seek pre-approval from the Audit Committee for the retention of independent auditors to perform permissible non-audit services.

V. Waivers

A Covered Person may request a waiver of any of the provisions of this Code by submitting a written request for such waiver to the Audit Committee setting forth the basis for such request and explaining how the waiver would be consistent with the standards of conduct described herein. The Audit Committee shall review such request and make a determination thereon in writing, which shall be binding, and shall inform the Board of the granting of any waiver.

In determining whether to waive any provisions of this Code, the Audit Committee shall consider whether the proposed waiver is consistent with honest and ethical conduct.

The Audit Committee shall submit an annual report to the Board regarding waivers granted.

Code of Conduct

VI. Other Policies and Procedures

This Code shall be the sole “code of ethics” adopted by the Corporation for purposes of Section 406 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and forms applicable to it thereunder and the sole “code of conduct” adopted by the Corporation under Rule 5610 of the Nasdaq listing rules. Insofar as other policies or procedures of the Corporation govern or purport to govern the behavior or activities of the Covered Persons who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.

Any amendments to this Code must be approved or ratified by a majority vote of the Board, including a majority of independent directors.

This Code is intended solely for the internal use by the Corporation and does not constitute an admission, by or on behalf of any person, as to any fact, circumstance, or legal conclusion.

VII. Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law, regulation, or this Code, such matters shall not be disclosed to anyone other than the Board and its counsel or independent auditors, attorneys, or other consultants retained by the Board.

Code of Conduct